QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on February 10, 2004

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDWAVE, INC.
(Exact name of registrant as specified in its charter)

Delaware (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	41-1493458 (IRS EMPLOYER IDENTIFICATION NO.)
435 Newbury Street,Suite 206 Danvers, Massachusetts 01923 (978) 762-8999 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Timothy J. O'Malley
President
Medwave, Inc.
435 Newbury Street, Suite 206
Danvers, Massachusetts 01923
(978) 762-8999
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Raymond C. Zemlin, P.C.
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
(617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock(3) to be offered by Selling Shareholders	1,110,000	$6.49	$7,203,900	$912.74

(1)
For purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, such amount is based upon the average of the high and low prices of the registrant's Common Stock on February 4, 2004.
(2)
Plus such additional number of shares as may be issued to the owners of such shares as a result of a stock dividend, stock split or similar transaction.
(3)
This Registration Statement also relates to the rights to purchase shares of Common Stock of the Registrant which are attached to all shares of Common Stock issued, pursuant to the terms of the Registrant's Shareholder Rights Agreement dated as of September 29, 2003. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such Common Stock. Because no separate consideration is paid for the rights, the registration fee therefore is included in the fee for the Common Stock.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated February 10, 2004

PROSPECTUS

MEDWAVE, INC.

1,110,000 SHARES OF COMMON STOCK
(par value $0.01 per share)
(and associated common stock purchase rights)

        This Prospectus relates to the offer and sale of up to 1,110,000 shares of common stock, par value $0.01 per share, of Medwave, Inc., a Delaware corporation, that may be offered and sold from time to time by persons who are currently shareholders of Medwave, Inc., or by pledgees, donees, transferees, or other successors in interest that receive such shares as a gift, distribution, or other non-sale related transfer (the "Selling Shareholders"). The Selling Shareholders may offer their shares from time to time through or to brokers or dealers in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the Selling Shareholders. We will not receive any proceeds from the sale of shares by the Selling Shareholders. See "Plan of Distribution."

        Our common stock is traded on the Nasdaq SmallCap Market under the symbol "MDWV." The closing sale price of the stock on February 5, 2004, as reflected on the Nasdaq SmallCap Market, was $6.80 per share.

  FOR INFORMATION CONCERNING CERTAIN RISKS RELATING
  TO AN INVESTMENT IN MEDWAVE COMMON STOCK
  SEE "RISK FACTORS" BEGINNING ON PAGE 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this prospectus is                        , 2004

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the "Risk Factors" section. In addition, we incorporate by reference important business and financial information in this prospectus.

        Unless the context otherwise requires, all references to "we," "us" or "Company" in this prospectus refer to Medwave, Inc., a Delaware corporation.

Our Company

        The Company, which was formed as a Minnesota corporation in 1984, currently employs twenty-three full-time and three part-time employees. On August 1, 2003, the Minnesota corporation was merged with a newly-formed wholly-owned subsidiary incorporated in Delaware. All of the assets and liabilities of the Minnesota corporation were assumed by the newly formed Delaware corporation. As a result, the Company is now organized under the laws of the State of Delaware, and the Minnesota corporation no longer exists.

        Since our inception, we have been engaged in the development and marketing of devices for monitoring and devices for measuring blood pressure. Utilizing our proprietary technology, we developed the Vasotrac(R) APM205A system which monitors blood pressure, providing new readings approximately every fifteen heartbeats. In February 1995, we received clearance from the US Food and Drug Administration (FDA) to market the Vasotrac system. We have also developed a hand-held blood pressure monitor, the Vasotrax(R). This hand-held monitor is based on the technology used in the Vasotrac system. In August 2000, we received FDA clearance, which has allowed us to begin marketing the Vasotrax in the United States for use on adult patients by trained medical personnel. In addition, pursuant to an agreement with Nihon Kohden of Japan, we have developed an OEM module of our Vasotrac continual non-invasive blood pressure monitor. The module is designed to be integrated into Nihon Kohden's, as well as other companies' larger, more comprehensive systems.

        We have incurred an accumulated deficit of $22,119,369 from our inception through December 31, 2003. We expect to incur additional losses from development, testing, regulatory compliance, sales, marketing and other expenses.

        Our success is dependent upon the successful development and marketing of the Vasotrac system, the Vasotrac module, and the Vasotrax hand-held monitor as well as related technology. However, there can be no assurance that our products or related technology will be successfully marketed or sold in sufficient quantities and at margins necessary to achieve and/or maintain profitability.

Risk Factors

        The following factors, among others, as well as factors discussed under the heading Risk Factors and in the Company's other filings with the SEC, have affected and, in the future, may affect the Company's actual results: resistance to the acceptance of new medical products, the market acceptance of the Vasotrac system, the Vasotrax hand-held unit or other products of the Company, hospital budgeting cycles, the possibility of adverse or negative commentary from clinical researchers or other users of the Company's products, the Company's success in creating effective distribution channels for its products, the Company's ability to scale up its manufacturing process, and delays in product development or enhancement or regulatory approval.

The Offering

        This prospectus relates to up to 1,110,000 shares of common stock and the associated common stock purchase rights that may be offered for sale by the Selling Shareholders. We are registering the shares of common stock covered by this prospectus to fulfill our contractual obligations under a registration rights agreement. We have agreed to bear the expenses of the registration of the shares of common stock under federal and state securities laws, but we will not receive any proceeds from the sale of any shares of common stock offered under this prospectus.

        The Selling Shareholders may sell these securities directly to purchasers or they may sell these securities to purchasers through agents or dealers pursuant to this prospectus. The Selling Shareholders will receive all of the proceeds from the sale of their securities and will pay all selling commissions and transfer taxes applicable to any sale. Registration of these securities does not necessarily mean that any selling shareholder will actually sell their securities.

Principal Office

        Our principal offices are located at 435 Newbury Street, Suite 206, Danvers, Massachusetts 01923, and our telephone number is (978) 762-8999.

RISK FACTORS

        IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE PURCHASING THE SHARES YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN YOUR EVALUATION OF MEDWAVE AND ITS BUSINESS.

        You should carefully consider the following risks before investing in our common stock. You should also refer to and consider all the information included or incorporated by reference in this prospectus, including the financial statements and related notes. The risks described below are only those risks we believe to be material. There may be additional risks that we view as not material or of which we are not presently aware. This section includes or refers to certain forward-looking statements; you should read the explanation of the qualifications and limitations on our forward-looking statements set forth under the heading "Special Statement Regarding Forward-Looking Statements" on page 13.

We have a limited operating history and revenues, an accumulated deficit and continuing losses

        We have had limited sales and generated limited revenues from operations. There can be no assurance we will ever be able to generate revenue from operations sufficient to sustain our anticipated growth. We have incurred an accumulated deficit of $22,119,369 from June 27, 1984 (inception) through December 31, 2003. We anticipate incurring significant additional losses from further development, testing, regulatory compliance and sales and marketing expenses for the foreseeable future. There can be no assurance that the Vasotrac system, Vasotrax hand-held monitor, or related products can be successfully marketed or sold in sufficient quantities and at margins necessary to achieve or maintain profitability.

        We have experienced losses every year since our incorporation. These losses have resulted because we have expended more money in the course of researching, developing and enhancing our technology and products and establishing our sales and marketing organization than we have generated in revenues. We expect that our operating expenses will remain relatively stable in the foreseeable future even as we increase our sales and marketing activities, and expand our operations. It is possible that we will never achieve or sustain the revenue levels required for profitability.

We may need additional capital, which may be unavailable

        The commercialization of our product line and the development and commercialization of any additional products may require greater expenditures than expected in our current business plan. Our capital requirements will depend on numerous factors, including:

  •
  our rate of sales growth—fast growth may actually increase our need for additional capital to hire additional staff, purchase additional component inventories, finance the increase in accounts receivable and supply additional support services;

  •
  our progress in marketing-related clinical evaluations and product development programs, all of which will require additional capital;

  •
  our receipt of, and the time required to obtain, regulatory clearances and approvals—the longer regulatory approval takes, the more working capital we will need to support our regulatory and development efforts in advance of sales;

  •
  the level of resources that we devote to the development, manufacture and marketing of our products—any decision we make to improve, expand or simply change our process, products or technology will require increased funds;

  •
  our facilities requirements—as we grow we may need additional manufacturing, warehousing and administration facilities and the costs of the facilities would be borne long before any increased revenue from growth would occur;

  •
  market acceptance and demand for our products—although growth may increase our capital needs, the lack of growth and continued losses would also increase our need for capital; and

  •
  financing strategies—our attempt to accelerate the otherwise lengthy purchasing processes of hospitals by offering programs as an alternative to outright purchasing and by providing purchasers with extended payment terms and financing options will require additional capital.

        We may be unable to predict accurately the timing and amount of our capital requirements. We may be required to raise additional funds through public or private financing, bank loans, collaborative relationships or other arrangements earlier than expected. It is possible that banks, venture capitalists and other investors may perceive our capital structure, our history of losses or the need to achieve widespread acceptance of our technology as too great a risk to bear. As a result, additional funding may not be available on attractive terms, or at all. If we cannot obtain additional capital when needed, we may be forced to agree to unattractive financing terms, to change our method of operation or to curtail our operations.

We have limited distribution channels and capabilities

        Our success depends primarily on gaining physician and hospital acceptance of our products. One focus of our marketing strategy must necessarily involve overcoming resistance of the medical community to the introduction of new techniques or technology.

        We have hired a core team of sales professionals to work within defined geographies. We have eleven sales professionals focused on the hospital market, while we have recently hired two sales representatives to sell in the pre and post hospital markets. We intend to increase the number of sales people in both of these channels. The success of our product sales will depend upon the ability of dealers and/or sales professionals to sell the products to the pre-hospital (EMT/EMS) environment, hospitals, the post-hospital environment such as physician offices, and other markets.

        Our success is dependent upon the successful development and marketing of the Vasotrac system, the Vasotrac module, and the Vasotrax hand-held monitor as well as related technology. However, there can be no assurance that our products or related technology will be successfully marketed or sold in sufficient quantities and at margins necessary to achieve or maintain profitability.

We need to conduct additional clinical studies

        We have conducted clinical studies for four purposes: (i) to aid the product development process, (ii) to obtain data for submission to regulatory agencies, (iii) to help us prepare marketing and sales information to promote greater awareness of the Vasotrac system and Vasotrax hand-held monitor, and (iv) to gain a peer-to-peer recommendation for our technology.

        Although we believe that our current product design for the Vasotrac system and our clinical studies conducted to date provide an adequate basis to continue marketing the system, it will take widespread use and testing to verify that the Vasotrac system is usable under most conditions. We expect to continue conducting or supervising on-going clinical studies of the system on individuals with different characteristics and under various conditions until such time as the Vasotrac system receives general market acceptance. We cannot currently estimate the number of individuals to be tested or the amount of time and expense that will be required to perform and analyze these additional clinical studies in order to achieve general market acceptance for the system.

        Introduction of the Vasotrac system and Vasotrax hand-held monitor to additional foreign markets and/or market segments may require us to conduct further clinical studies to achieve both regulatory and general market acceptance. These clinical studies and the results obtained therefrom may require us to undertake additional product development efforts in order to sell the Vasotrac system and

Vasotrax hand-held monitor in these countries and/or market segments. SEE "RISK FACTORS—WE ARE SUBJECT TO GOVERNMENT REGULATION."

We face substantial competition

        We currently know of two other continual non-invasive blood pressure monitoring devices on the market. However, one of these devices uses a cuff to calibrate the blood pressure readings and we therefore do not consider the device to be directly competitive. The second device is sold strictly to operating rooms and does not appear to have the technical capabilities to be utilized in a variety of clinical environments. We face substantial competition from numerous companies that manufacture and market non-invasive and invasive instruments for blood pressure measurement and monitoring. Several companies competing in the blood pressure monitoring market have significantly greater resources as well as established technologies and product reputations in the blood pressure monitoring field. Our ability to compete successfully in this market will depend on our ability to develop and market a technologically superior blood pressure monitoring or measurement system that provides cost-benefit, patient benefit, and improved staff effectiveness. In addition, attracting, retaining and motivating high performing sales professionals will be essential.

        To compete successfully, we likely will need to develop and introduce new products that keep pace with technological advancements, respond to evolving consumer requirements and achieve market acceptance. We may be unable to develop new products that address our competition.

        Our business plan contemplates an income stream from sales of replacement sensors that are compatible with only our monitors and OEM modules. We may be subject to price competition from other sensor manufacturers whose products are also compatible with our monitors. To mitigate this we developed proprietary sensor technology that provides and promotes the exclusive use of our proprietary sensors with our equipment. There can be no assurance, however, that such measures will preclude replacement sensor competition in the future. We are in the process of introducing a disposable version of our sensor. The intent of this sensor is to allow customers flexibility, and offer them a single use sensor.

        The current widespread acceptance of non-invasive cuff technology and of the arterial line, and the lack of widespread acceptance of non-invasive technologies like ours, is an important competitive disadvantage that we must overcome in order to gain general market acceptance. In addition, the current technology involving cuffs and arterial lines has established cooperative relationships with large medical equipment companies and buying groups that we must also overcome to successfully compete. We have recently signed Group Purchasing Agreements with: AmeriNet, Novation, Mayo Foundation Corporate Purchasing. If we are not successful at overcoming such competition, our primary business focus would likely require re-evaluation with our ability to continue operations being jeopardized.

        We believe that the Vasotrac system is currently priced slightly higher than the high-end automatic cuffs sold by our competitors. We believe that our higher price will be supportable due to the favorable clinical performance associated with our product. There can be no assurance, however, that our product will successfully compete against cheaper automatic cuffs.

We must develop a market for our products

        We presently depend on our Vasotrac, Vasotrax, and/or our OEM module product line, the market acceptance of which is in its early stages. Our future is dependent upon the success of these products and similar products that are based on the same core technology. The market for these products is in an early stage of development and may never fully develop as we expect. We have sponsored, and will continue to sponsor or conduct clinical trials. We cannot be certain that such clinical trials will be completed, that they will have a positive outcome or that a positive outcome in these trials will be sufficient to promote widespread acceptance of our products within the medical community.

Our success is dependent on market acceptance

        Our success depends on market acceptance of the Vasotrac system, the OEM modules thereof, and/or the Vasotrax hand-held monitor. Such acceptance depends primarily on gaining customer (end-user) and institutional (hospitals, outpatient centers, ambulance companies, nursing homes and physician offices) acceptance of these products. Improper placement of the pressure sensor or improper use of the system may cause the readings produced by the Vasotrac system and Vasotrax hand-held monitor to be questionable. To date, we believe we have not detected significant patient complications caused by the system. However, as with any relatively new product, complications may occur as the Vasotrac system, the OEM modules thereof, and the Vasotrax hand-held monitor are used on a greater number of patients with different characteristics and under various conditions. The presence of any significant complications would necessitate additional research and evaluation to determine the impact of such complications. Finally, we must overcome the resistance of the medical community to the introduction of new techniques or technology. We believe that this resistance may be exacerbated due to the fact that the blood pressure cuff has been in use for more than 100 years, and virtually all medical professionals are trained using cuff technology. Therefore, there can be no assurance that the Vasotrac system, OEM modules thereof, or the Vasotrax hand-held monitor will gain market acceptance. However, in recent months, greater attention is being paid to the inaccuracies, and problems caregivers have in using a BP Cuff. If these products do not gain market acceptance, our future would be jeopardized.

Our product is not universally applicable to all patients

        The contraindications for our Vasotrac system and Vasotrax hand-held monitor include patients on cardiopulmonary bypass, and patients with any condition in which rendering a pulsating pressure signal from the radial artery is not possible which may occur with severe arterial restrictions. Moreover, given differences in individual bone construction, body weight, and physical condition, our products may not provide consistent readings or be usable on all patients. To date, however, we believe we have not detected any significant patient complications that are caused by the system.

Our international sales expose us to unique risks

        In fiscal 2003, international sales accounted for approximately 23% of our revenue. We believe that international sales will represent a meaningful portion of our revenue in the future. We rely on distributors to assist us with our international operations. In addition, we are exposed to risks from international sales, which include unexpected changes in regulatory requirements, long account receivable cycles, tariffs and other barriers and restrictions and reduced protection for intellectual property rights. Moreover, fluctuations in the rates of exchange may increase the price in local currencies of our products in foreign markets and may price us out of foreign markets.

We must continue to evaluate the design of our products

        While our initial product development and clinical testing program for the Vasotrac system, Vasotrax hand-held monitor, and OEM Module are complete, extensive use and evaluation of the design is necessary to assess whether the products, as currently configured, will broadly meet customer needs or be accepted as a viable alternative in the marketplace. We will continue to test the Vasotrac system and Vasotrax hand-held monitor to enhance their market acceptance. If the configuration of the system must be modified, there can be no assurance such modifications will be acceptable to customers or be technically feasible. Even if feasible, such modifications could result in significant delays and significant expenses. If such modifications require regulatory approval, additional significant delays could result. We may be materially and adversely affected by any of these developments.

        In addition, we have entered into an agreement to incorporate the Vasotrac system technology into an OEM module. Although sale of the Vasotrac system as an OEM module is intended to complement sales of the system as a stand alone product, it is possible that configuration as an OEM module will be the principal or customer preferred way of purchasing and using this product. It is also likely that OEM modules will require regulatory approval, which may result in additional delays. Any regulatory application must be submitted by any of the third party companies that use the OEM module. We may be materially and adversely affected by any of these developments.

We have limited manufacturing experience and capability

        We currently have little manufacturing experience or capability, other than a limited ability to produce small quantities of the Vasotrac system and Vasotrax hand-held monitor. We have not developed, arranged for, or invested in any significant production tooling, nor have we contractually arranged for any significant third party manufacturing capacity or agreements. There can be no assurance that we will be able to scale-up manufacturing of the Vasotrac system, OEM modules thereof, or the hand-held monitor for commercial production at quantities required to meet cost targets and profitability goals. If our manufacturing costs are higher than anticipated or if a lower-priced competitive product becomes available, we may not be able to produce and sell the Vasotrac system, OEM modules thereof, or the Vasotrax hand-held monitor competitively. In addition, there can be no assurance that subcontractors, on whom we will rely for functions we will not perform internally, will produce sufficient products at required quality and cost levels. We will be materially adversely affected if we are unable to scale-up manufacturing successfully or effectuate manufacturing arrangements on acceptable terms.

Our products may require servicing; we may be subject to product liability claims

        Our goal is to produce highly reliable Vasotrac systems, OEM modules thereof, and Vasotrax hand-held monitors that do not require excessive subsequent servicing. There can be no assurance, however, that we will be successful in achieving such goal. There also can be no assurance that additional problems will not occur, that additional servicing requirements will not be necessary or that any additional problems or servicing requirements, individually or in the aggregate, will not be significant, difficult to correct, time-consuming or prohibitively expensive. Further, the need for any such additional servicing may not be readily apparent to clinicians using the Vasotrac system, OEM modules thereof, or the Vasotrax hand-held monitor. We believe that actual or perceived excessive servicing requirements for the Vasotrac system, OEM modules thereof, or the Vasotrax hand-held monitor could materially and adversely affect market acceptance of the system and could raise product liability concerns. SEE "RISK FACTORS—WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS THAT EXCEED INSURANCE COVERAGE." Although we plan to continue testing our products to determine the extent of their servicing requirements, there can be no assurance that we can precisely identify the exact scope of such servicing requirements.

We may be subject to product liability claims that exceed insurance coverage

        We have obtained product liability insurance, including excess umbrella coverage, in the aggregate amount of $9,000,000 covering the Vasotrac system OEM Module and Vasotrax hand-held monitor. However, there can be no assurance that we will be able to maintain such insurance in amounts and with coverage that will adequately cover associated risks or that such insurance will be available in the future at premiums that can be economically justified. Lack of such insurance could expose us to substantial damages, which could have a material adverse effect upon us.

We must maintain and develop strategic relationships with third parties to increase market penetration of our product lines

        We distribute our products to domestic hospitals with our direct sales organization and regional dealers, and targeted international markets primarily through distributors. We also have a Vasotrac system OEM modules sales agreement in place with Nihon Kohden, a well known medical device company in the Japanese market. We intend to enter into similar agreements with other major medical device companies and to establish technology partnerships with other medical product and technology companies.

        Many aspects of our relationships with third parties, and the success with which third parties promote distribution of our products, are beyond our control. We may be unsuccessful in maintaining our existing strategic relationships and in identifying and entering into future development and distribution agreements with third parties.

Third-party payers may not approve payment for use of our products, and we may be affected by changes in health care laws

        Our success in the United States may be related to the number of third party payers, such as Medicare, private insurance companies, health maintenance organizations, and other payers, that approve payment or reimbursement for the use of the Vasotrac system, OEM module thereof, and the Vasotrac hand-held monitor and the amount of any such payments or reimbursements. If, for example, hospitals are not able to recover the cost of these products through reimbursement, they may be reluctant to purchase these products, with the result that our sales may be adversely affected. The health care industry and associated regulatory environment are dynamic and rapidly changing, particularly with respect to proposals to reform Medicare and to control health care costs. This environment makes it impossible to predict the effects, including costs or impediments to development, that adoption of and changes in health care laws, rules and regulations may have on us and on our operations. Such developments could materially and adversely affect our ability to market our products.

We currently have limited or single sources of supply

        We currently purchase from outside vendors, on a purchase order basis, small quantities of virtually all components and subassemblies for the Vasotrac system and Vasotrax hand-held monitor. Should production rates increase, the supply of components and subassemblies will become more critical. At present, many components are supplied by one vendor or are made by hand without production tooling in our facility. Furthermore, we have no formal agreements with any of our vendors. Should a key vendor be unwilling or unable to supply any components or subassemblies required by us in a timely manner, we may be materially adversely affected.

We may not have adequate intellectual property protection

        Although we believe that we have effective patent protection, our patents and proprietary technology may not be able to prevent competition by others. In addition, in the future our products may be found to infringe upon the rights of others. Any claims resulting in intellectual property litigation, whether defensive or offensive, could drain our resources and, if decided against us, materially adversely affect our business.

Patents and proprietary technology

        We have applied for United States patents covering various aspects of our blood pressure technology. As of January 31, 2004, twenty-three United States patents relating to our blood pressure technology have been granted, and four United States patent applications are pending. We also have pending patent applications relating to our blood pressure technology in the European Patent Office,

Australia, Canada, China, India, and Japan. Most of our patents and patent applications relate to both the Vasotrac system and to the Vasotrax hand-held blood pressure monitor.

        There can be no assurance that any pending United States or any foreign patents will be granted or, if obtained, that they, or those already granted to us, will sufficiently protect our proprietary rights. Although patents have been granted to us and even if the patents for which we apply are granted, they do not confer on us the right to manufacture and market products if such products infringe on patents held by others. While we have reviewed prior art in connection with our patent applications, we have not undertaken or conducted any comprehensive patent infringement searches or studies. If any such third parties hold any such conflicting rights, we may be required in the future to stop making, using or selling our products or to obtain licenses from or pay royalties to others, which could entail significant expense and have a material adverse effect upon us. Further, in such event, there can be no assurance that we would be able to obtain or maintain any such licenses on acceptable terms, if at all. We have, throughout the development process for the Vasotrac and Vasotrax products, been associated with various companies, institutions and individuals. Although we have no knowledge that any such companies, institutions or individuals have claimed, or have any basis for claiming, interests in our proprietary rights, there can be no assurance that such claims will not be threatened, asserted or perfected. Such claims, even if we ultimately prevail on the merits, could have a material, adverse effect upon us.

        In addition to patent protection, we rely, to the extent possible, on trade secrets, confidentiality agreements, unpatented proprietary know-how, and our continuing development of new products.

We rely on a single technology platform

        Currently we utilize one technology platform in both the Vasotrac system and the Vasotrax hand-held monitor. The technology platform is our sensor technology and the software algorithm. In addition, in September 2000 we entered into an agreement to incorporate the Vasotrac system technology into an OEM module. Recently we began shipping units to Nihon Kohden. Reliance on a single technology platform creates substantial risks for us. If, for example, the Vasotrac system and the Vasotrax hand-held monitor are not successfully marketed, if they fail to meet customer needs, or if they are not accepted in the marketplace, we would be materially and adversely affected, our primary business focus would require re-evaluation and our ability to continue operations would be jeopardized. Additionally, there can be no assurance that other products utilizing our proprietary technology will ever be successfully developed or marketed.

Our technology may become obsolete

        The medical device industry is subject to rapid technological innovation and, consequently, the life cycles of products tend to be relatively short. We are engaged in a field characterized by extensive research efforts. There can be no assurance that new developments or discoveries in the field will not render the Vasotrac system or Vasotrax hand-held monitor obsolete. The greater resources of many of the companies currently engaged in research of blood pressure management may permit such companies to create, or respond more rapidly than us to, technological innovations or advances.

We depend on management and other key personnel

        Our success currently depends on the services of Timothy O'Malley, our President and Chief Executive Officer. The loss of Mr. O'Malley may hurt our business if we are unable to identify other individuals to provide us with similar services. We do not maintain "key person" insurance on any of our employees.

We may not be able to manage growth

        If successful, we will experience a period of growth that could place a significant strain upon our managerial, financial and operational resources. Our infrastructure, procedures and controls may not be adequate to support our operations and to achieve the rapid execution necessary to successfully market our products. Our future operating results will also depend on our ability to expand our direct sales force and our internal sales, marketing and support staff. If we are unable to manage future expansion effectively, our business, results of operations and financial condition will suffer, our management will be less effective, and our revenues and product development efforts may decrease.

We are subject to government regulation

        We are subject to FDA and other government regulations, including regulations with respect to marketing approval, manufacturing practices, packaging, labeling and complaint reporting. Medical devices "substantially equivalent" to existing systems continuously marketed since May 1976 may be marketed pursuant to a Pre-Market Notification Submission (a "510(k) Submission") with the FDA. The FDA finding of "substantial equivalence" for the Vasotrac system and the Vasotrax hand-held monitor does not in any way denote official approval of the device. Further, any representation that creates an impression of official approval of a device because it complies with the pre-market notification regulations is misleading and constitutes misbranding. Certain devices, including those which are not "substantially equivalent" to predicate devices, are subject to Pre-market Approval Application ("PMA") requirements and more stringent FDA reviews. In contrast to the 510(k) process, the PMA process generally occurs over a more protracted time period and requires more extensive clinical data.

        Like all medical device manufacturers, we must implement, maintain and follow the FDA's Quality System Regulation ("QSR") and Good Manufacturing Practices ("GMP"). We believe our primary manufacturing costs will be driven by initial scale-up and ultimate production levels and will not be significantly impacted by such requirements. Should we intend to market the Vasotrac system or the Vasotrax hand-held monitor for new or different uses, or should we significantly modify the system in a way that could significantly affect its safety or effectiveness, we would be required to again file a new 510(k) Submission with the FDA. Moreover, it is anticipated that any new product concepts developed by us will require various government clearances prior to being sold. In our initial 510(k) Submission to the FDA, we included not only clinical data, but also outlined our plans to continue testing and integrating the results therefrom into the Vasotrac system. We do not believe that FDA regulations require, and therefore at this point do not anticipate, submission to the FDA of our post-510(k) clinical studies. Although the FDA has stated that the manufacturer is best qualified to make an initial determination of whether a new 510(k) Submission is necessary, the FDA can overrule a manufacturer's decision not to submit a new 510(k) Submission and take appropriate regulatory action. If we determine we need not submit any such new 510(k) Submission, including with respect to our post-510(k) clinical studies, and the FDA consequently takes regulatory action, we could be materially and adversely affected.

        We anticipate that with new product concepts developed by us, various government approvals will be required prior to being able to sell the products.

We may not receive approvals by foreign regulators that are necessary for international sales

        Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary from country to country. If we, or our international distributors, fail to obtain or maintain required pre-market approvals or fail to comply with foreign regulations, foreign regulatory authorities may require us to file revised governmental notifications, cease commercial sales of our products in the applicable countries or otherwise cure the problem. Such enforcement action by regulatory authorities may be costly.

        To sell our products within the European Community, we must comply with the European Community's medical device directive. Future regulatory changes may limit our ability to continue to use the CE mark, and any new products we develop may not qualify for the CE mark. If we fail to obtain this authorization or fail to obtain authorization on future products, we will not be able to sell our products in the European Community.

Our common stock is subject to price volatility

        The market price of our common stock has been and is likely to continue to be highly volatile. Our stock price could be subject to wide fluctuations in response to various factors beyond our control, including:

  •
  quarterly variations in operating results;

  •
  announcements of technological innovations, new products or pricing by our competitors;

  •
  changes in, or failure to meet, financial estimates of securities analysts;

  •
  the rate of adoption by physicians of our technology in targeted markets;

  •
  the timing of patent and regulatory approvals;

  •
  the timing and extent of technological advancements;

  •
  results of clinical studies;

  •
  the sales of our common stock by affiliates or other shareholders with large holdings; and

  •
  general market conditions.

        Our future operating results may fall below the expectations of securities industry analysts or investors. Any such shortfall could result in a significant decline in the market price of our common stock. In addition, the stock market has experienced significant price and volume fluctuations that have affected the market prices of the stock of many medical device companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may directly and adversely influence the market price of our common stock.

We do not intend to pay dividends in the foreseeable future

        We have never declared or paid a cash dividend on our common stock. We currently intend to retain any earnings for use in the operation and expansion of our business and therefore do not anticipate paying any cash dividends in the foreseeable future.

A low stock price or failure to maintain a minimum of $2.5 million of stockholders' equity could result in our being de-listed from the Nasdaq Stock Market and subject us to regulations that could reduce our ability to raise funds

        If our stock price were to drop below $1.00 per share and remain below $1.00 per share for an extended period of time, or if we fail to maintain stockholders' equity of at least $2.5 million (and do not meet alternative tests of either having $35 million in market capitalization or $500,000 in annual net income), or if we fail to maintain other Nasdaq continued listing criteria, Nasdaq may de-list our common stock from the Nasdaq Market. In such an event, our shares could only be traded on over-the-counter bulletin board systems. This method of trading could significantly impair our ability to raise new capital. In the event that our common stock was de-listed from the Nasdaq Market due to low stock price, we may become subject to special rules, called penny stock rules, that impose additional sales practice requirements on broker- dealers who sell our common stock. The rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the Securities and Exchange Commission relating to the market for penny stocks. The broker-dealer also must disclose the commissions payable both to the broker-dealer and the registered representative and current quotations for the securities, and monthly statements must be sent disclosing recent price information.

        In the event that our common stock becomes characterized as a penny stock, our market liquidity could be severely affected. The regulations relating to penny stocks could limit the ability of broker-dealers to sell our common stock and thus the ability of purchasers in this offering to sell their common stock favorably in the secondary market.

Provisions in our Shareholder Rights Agreement may make it harder for others to obtain control of Medwave even though some stockholders might consider such a development to be favorable

        We have implemented a so-called poison pill by adopting our shareholders rights agreement. This poison pill significantly increases the costs that would be incurred by an unwanted third party acquiror if such party owns or announces its intent to commence a tender offer for more than 15% of our outstanding common stock. The existence of this poison pill could delay, deter or prevent a takeover of Medwave.

Our shareholders are not entitled to cumulative voting

        There is no cumulative voting for the election of our directors. Accordingly, the owners of a majority of our outstanding stock may elect all the directors, if they choose to do so, and the owners of the remaining shares will not be able to elect any directors.

SPECIAL STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements by forward-looking words such as "may," "could," "should," "would," "intend," "will," "expect," "assume," "anticipate," "believe," "estimate," "continue" and other similar words or expressions which predict or indicate future events and trends and which do not relate to historical matters. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. There may be events in the future that we are not able to predict accurately or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. We caution investors that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those we discuss in this prospectus. These differences may be the result of various factors, including but not limited to those factors described in the "Risk Factors" section beginning on page 3 of this prospectus.

        Readers should not place undue reliance on our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this prospectus could harm our business, prospects, operating results and financial condition. We do not undertake any obligation to update any forward-looking statements as a result of future events or developments.

USE OF PROCEEDS

        We are not selling any of the shares being offered by this prospectus and will not receive any proceeds from the sale of the shares offered by the Selling Shareholders.

REGISTRATION RIGHTS AGREEMENT

        The following is a summary of material terms and provisions of the registration rights agreement which we entered into with the Selling Shareholders. It may not contain all the information that is important to you. You can access complete information by referring to the registration rights agreement.

        Under the registration rights agreement, we are obligated to file a registration statement covering the sale by the Selling Shareholders of the common stock that they purchased from us. Under the registration rights agreement, we must use reasonable efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission and, subject to certain contingencies, to keep the registration statement continuously effective until the earlier of:

  •
  all of the Selling Shareholders' common stock covered under this prospectus has been sold; or

  •
  three years after the date the registration statement is declared effective by the Securities and Exchange Commission

        The registration rights agreement requires that we bear all expenses of registering the common stock with the exception of the fees and expenses of any legal counsel the Selling Shareholders may engage, as well as the Selling Shareholders' proportionate share of any custodian fees or underwriting commissions or discounts which may be payable to any underwriter, and any transfer taxes.

        In addition, subject to the limitations contained in the registration rights agreement, we also agreed to indemnify the Selling Shareholders and certain related persons against all losses, claims, damages or liabilities arising under the securities laws in connection with the registration statement or this prospectus that arise out of or are based upon a violation of the Company (as defined in the registration rights agreement). In addition, subject to the limitations contained in the registration rights agreement, the Selling Shareholders agreed to indemnify us and our directors, officers and any person who controls our company, or any underwriter, or any of such other Selling Shareholders and certain related persons against all losses, claims, damages or liabilities arising under the securities laws that arise out of or are based upon any violation (as defined in the registration rights agreement), to the extent that such violation occurs in reliance upon and in conformity with written information furnished to us by the Selling Shareholders for use in the registration statement or this prospectus or any amendment to the registration statement or any prospectus supplements.

SELLING SHAREHOLDERS

        The following table sets forth the number of shares of common stock beneficially owned by each of the Selling Shareholders as of February 10, 2004, the number of shares of common stock covered by this prospectus and the percentage of total shares of common stock that each of the Selling Shareholders will beneficially own upon completion of this offering if such percentage exceeds one percent. This table assumes that the Selling Shareholders will offer for sale all of the shares of common stock covered by this prospectus.

        The common stock offered by this prospectus may be offered from time to time by the Selling Shareholders named below, or by any of their pledges, donees, transferees or other successors in interest. The amounts and information set forth below are based upon information provided to us by representatives of the Selling Shareholders, or on our records, as of February 10, 2004 and are accurate to the best of our knowledge. It is possible, however, that the Selling Shareholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus. To our knowledge, none of the Selling Shareholders has had within the past three years any material relationship with us except as set forth on the footnotes to the following table.

	NUMBER OF SHARES BENEFICIALLY OWNED
			NUMBER OF SHARES OFFERED HEREBY	AMOUNT OWNED AFTER OFFERING
SELLING SHAREHOLDER					PERCENTAGE OWNED AFTER OFFERING
	SHARES
Apogee Fund, L.P.	50,000		50,000	0	*
William D. Corneliuson (1)	568,300	(2)	100,000	468,300	4.74%
Constable Capital, LLC	53,000		53,000	0	*
Constable Capital QP, LLC	47,000		47,000	0	*
Lois E. Gagnon	32,000		32,000	0	*
Neil J. Gagnon	50,000		50,000	0	*
The Lois E. & Neil J. Gagnon Foundation	6,000		6,000	0	*
Gagnon Family Partnership	6,000		6,000	0	*
Gagnon 1999 Grandchildren's Trust	6,000		6,000	0	*
Heartland Value Fund	900,000		100,000	800,000	8.10%
Raymond Lipkin	100,000		100,000	0	*
Helen Van Dyke Trust dated 6/5/95	100,000		20,000	80,000	*
Ellen H. Van Dyke Trust dated 7/26/95	100,000		20,000	80,000	*
Kathryn A. Van Dyke Trust dated 12/31/95	100,000		20,000	80,000	*
Van Wagoner Private Opportunities Fund	500,000		500,000	0	*

*
Less than 1%

(1)
Mr. Corneliuson is the Chairman of the Company's Board of Directors.

(2)
Does not include shares held by Duchess Limited Partnership, of which Mr. Corneliuson holds a pecuniary interest.

PLAN OF DISTRIBUTION

        The Company is registering the shares of common stock (the "Shares") on behalf of the Selling Shareholders. As used herein, "Selling Shareholders" includes donees and pledges selling shares received from a named Selling Shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commission and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Shareholders. Sales of Shares may be effected by Selling Shareholders from time to time in one or more types of transactions (which may include block transactions), in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Shareholders.

        The Selling Shareholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        The Selling Shareholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Company has agreed to indemnify each Selling Shareholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

        Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. The Company has informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

        Selling Shareholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

        Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the company being notified by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The Securities and Exchange Commission allows us to incorporate by reference the information we file with it. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus or any prospectus supplement. Information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus, any supplement and the documents listed below.

        We incorporate by reference the specific documents listed below:

  1.
  The Company's most recent Annual Report on Form 10-K for the year ended April 30, 2003, filed on July 28, 2003.

  2.
  The Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2003, filed on September 9, 2003.

  3.
  The Company's Transition Report on Form 10-Q for the period from May 1, 2003 through September 30, 2003, filed on November 14, 2003.

  4.
  The Company's current reports on Form 8-K filed on May 21, 2003, as amended on May 27, 2003; May 30, 2003; October 3, 2003 and January 14, 2004.

  5.
  The description of our common stock which is contained in our Registration Statement of Form 8-A filed on August 4, 2003.

        All future filings we make with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the sale of all the shares of common stock offered pursuant to this prospectus shall be deemed incorporated by reference in this prospectus and shall be a part of this prospectus from the date of filing such document.

        Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to Timothy J. O'Malley, Medwave, Inc., 435 Newbury Street, Suite 206, Danvers, Massachusetts 01923. Telephone requests should be directed to the Chief Executive Officer at (978) 762-8999. You should rely only on the information incorporated by reference or provided in this prospectus.

        We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or these documents.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, and we are required to file reports and proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and information at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission's web site at http://www.sec.gov. Our website is http://www.vasotrac.com.

EXPERTS

        Our financial statements as of April 30, 2003 and for the year then ended, appearing in our 2003 Annual Report on Form 10-K have been audited by BDO Seidman, LLP, independent auditors, as set forth in their report appearing herein and have been incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

        Our financial statements incorporated by reference in our Annual Report on Form 10-K for the two years ended April 30, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered hereby will be passed upon by our counsel, Goodwin Procter LLP.

        You should rely only on the information contained in this prospectus, incorporated herein by reference or contained in a prospectus supplement. Neither we nor the Selling Shareholders have authorized anyone else to provide you with different or additional information. The Selling Shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or incorporated herein by reference, or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.

1,110,000 Shares

of Common Stock

MEDWAVE, INC.

PROSPECTUS

                  , 2004

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following expenses will be paid by Medwave in connection with the distribution of the shares registered hereby. We will pay all expenses associated with registering the Selling Shareholders' shares, including the legal fees of one legal advisor acting on behalf of the Selling Shareholders in connection with the preparation and filing of the Registration Statement. The Selling Shareholders will pay any brokerage commissions and similar expenses attributable to the sale of the shares. All of such expenses, except for the SEC Registration Fee, are estimated.

SEC Registration Fee	$912.74
Legal Fees and Expenses	$25,000
Accountants' Fees and Expenses	$5,000
Printing Expenses	$2,000
Miscellaneous	$87.26

Total	$33,000

Item 15. Indemnification of Directors and Officers.

        In accordance with Section 145 of the General Corporation Law of the State of Delaware, Article VIII of the Company's Certificate of Incorporation (the "Certificate") provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Certificate provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Article V of the Company's Bylaws provides for indemnification by the Company of its directors and officers and in the discretion of the Board of Directors, non-officer employees against expenses (including attorneys fees, judgments, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

        Medwave and the Selling Shareholders listed herein have agreed to indemnify each other, under certain conditions, against certain liabilities arising under the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, or other federal or state law.

Item 16. Exhibits.

        See Exhibit Index on page following signatures.

Item 17. Undertakings.

  A.
  The undersigned registrant hereby undertakes:

  1.
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    2.
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3.
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4.
    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

    5.
    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danvers, Commonwealth of Massachusetts, on February 5, 2004.

MEDWAVE, INC.
By:	/s/ TIMOTHY J. O'MALLEY Timothy J. O'Malley Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated, each of whom also constitutes and appoints Timothy J. O'Malley and William D. Corneliuson, each as his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file and same and all exhibits thereto and any other documents in connection therewith with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ TIMOTHY J. O'MALLEY Timothy J. O'Malley	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Director (Principal Executive Officer)	February 5, 2004
/s/ NORMAN DANN Norman Dann	Director	February 3, 2004
/s/ WILLIAM D. CORNELIUSON William D. Corneliuson	Director	February 2, 2004
/s/ FRANK A. KATAROW Frank A. Katarow	Director	February 2, 2004
/s/ JOHN L. MICLOT John L. Miclot	Director	February 2, 2004
/s/ SOLOMON ARONSON Solomon Aronson	Director	February 9, 2004

EXHIBIT INDEX

4.1	Certificate of Incorporation (1)
4.2	Bylaws (2)
4.3	Common Stock Purchase Agreement, dated January 8, 2004
4.4	Registration Rights Agreement, dated January 8, 2004
5.1	Opinion and Consent of Goodwin Procter LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of BDO Seidman, LLP
23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1	Power of attorney from directors (included on the signature page hereto)

(1)
Incorporated by reference to Exhibit 4.1 to Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-3, Reg. No. 333-65010 filed on August 15, 2003.

(2)
Incorporated by reference to Exhibit 4.3 to Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-3, Reg. No. 333-65010 filed on August 15, 2003.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
REGISTRATION RIGHTS AGREEMENT
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
INCORPORATION OF DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
EXPERTS
LEGAL MATTERS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX